Exhibit 99.1

Clovis Oncology Announces Product Revenues for the Fourth Quarter and Full Year 2018

•      Estimated $30.3-$30.8M in Rubraca® sales for Q4 2018 and $95.3-$95.8M for FY2018

•      Q4/FY2018 Operating Results planned for February 26, 2019

BOULDER, Colo., January 7, 2019 – Clovis Oncology, Inc. (NASDAQ:CLVS) today announced its preliminary, unaudited revenues for the fourth quarter and full year ended December 31, 2018. The financial information presented in this news release may be adjusted as a result of completion of customary quarterly review and audit procedures.

Unaudited preliminary results include:

•	$30.3-$30.8M in Rubraca® product revenues for the fourth quarter of 2018 compared to $22.8M for Q3 2018 and $17.0M for Q4 2017

•	$95.3-$95.8M in Rubraca product revenues for the full year 2018 compared to $55.5M for FY2017

•	Free drug was an additional approximately 25 to 27 percent of overall commercial supply for Q4 and FY2018

•	$518-$521M in cash, cash equivalents and available-for-sale securities at December 31, 2018

Clovis plans to discuss these results with investors this week at the 37th Annual J.P. Morgan Healthcare Conference in San Francisco.

“We are very pleased with our sales performance in the fourth quarter and the momentum it provides going into this year,” said Patrick J. Mahaffy, CEO and President of Clovis Oncology. “Following the recent CHMP recommendation for our second ovarian cancer approval in Europe, Breakthrough Therapy Designation and a potential supplemental NDA in prostate cancer by the end of this year, as well as our successful defense last month of the rucaparib camsylate salt/polymorph patent in Europe, we feel extremely well-positioned for a strong 2019.”

Clovis Oncology to Present at 37th Annual J.P. Morgan Healthcare Conference on January 8, 2019

Clovis’ President and CEO, Patrick J. Mahaffy, will present at the 37th Annual J.P. Morgan Healthcare Conference to be held at the Westin St. Francis hotel in San Francisco on Tuesday, January 8 at 4:30 p.m. PT. A live webcast of the presentation and Q&A session can be accessed through the investor relations section of the Company’s website at clovisoncology.com. Following the live presentation, a replay of the webcast will be available on the Company’s website for 30 days.

Fourth Quarter and Full Year 2018 Financial Results Release Planned for February 26, 2019

The Company plans to report financial results for the fourth quarter and full year ended December 31, 2018 on Tuesday, February 26, 2019, after the close of the U.S. financial markets. Clovis’ senior management will host a conference call and live audio webcast at 4:30 p.m. ET to discuss the company’s results in greater detail.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed in ovarian cancer as well as several additional solid tumor indications. Studies open for enrollment or under consideration include ovarian, prostate, breast, gastroesophageal, pancreatic, lung and bladder cancers. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca.

Rubraca is an unlicensed medical product outside of the U.S. and EU.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco and Oakland, California and Cambridge, UK. Please visit clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Examples of forward-looking statements contained in this press release include, among others, statements regarding our preliminary estimates of fourth quarter and fiscal year 2018 revenue, free drug and cash position, and our expectations for submission of regulatory filings. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from that expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in actions or decisions by the FDA, the EMA or other regulatory authorities regarding whether to accept or approve drug applications that may be filed, including delays or denials of regulatory approvals, clearances or authorizations for applications, as well as their decisions regarding drug labeling, reimbursement and pricing. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year 2018, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2018 revenue, free drug and year-end cash, cash equivalents and available for sale securities are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2018 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

Contacts:
Breanna Burkart	Anna Sussman
303.625.5023	303.625.5022
bburkart@clovisoncology.com	asussman@clovisoncology.com

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